Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-150777, 333-140952, 333-136935, 333-125893, 333-118488, 333-106167, 333-87088, 333-60354 and 333-33382) pertaining to the Amended and Restated 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, and the 2007 Stock Incentive Assumption Plan of Websense, Inc. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Websense, Inc., and the effectiveness of internal control over financial reporting of Websense, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Diego, CA

February 24, 2009